Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of March 3, 2012

among

PLATO LEARNING, INC.,

PROJECT CAYMAN MERGER CORP.

and

ARCHIPELAGO LEARNING, INC.

This document is not intended to create, nor will it be deemed to create,

a legally binding or enforceable offer or agreement of any type or nature,

unless and until it is agreed to and signed by all parties.

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2012 (this “Agreement”), is among Plato Learning, Inc., a Delaware corporation (“Parent”), Project Cayman Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Archipelago Learning, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.13.

Recitals

WHEREAS, the respective boards of directors of the Company and Merger Sub have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund X, L.P., a Delaware limited partnership (the “Guarantor”), has provided a guarantee (the “Limited Guaranty”) in favor of the Company, in the form set forth on Exhibit A hereto, with respect to the performance by Parent and Merger Sub of their obligations under this Agreement; and

WHEREAS, Parent has required as a condition to its willingness to enter into this Agreement that certain stockholders of the Company (the “Supporting Stockholders”) enter into Support Agreements, each dated as of the date hereof (the “Support Agreements”), simultaneously herewith, pursuant to which, among other things, each Supporting Stockholder has agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case, on the terms and subject to the conditions provided for in the Support Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central Standard Time) on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, IL 60654, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is mutually agreed to by the Company and Parent and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation and shall immediately thereafter be amended to read in substantially the form as the certificate of incorporation and bylaws of Merger Sub.

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive $11.10 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of: (i) a certificate which represented any such shares of Company Common Stock (each, a “Certificate”), or (ii) any non-certificated shares of Company Common Stock represented by a book-entry (each, a “Book-Entry Share”), in each case, that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Shares in accordance with Section 2.2(b), without interest.

SECTION 2.2 Exchange of Company Common Stock.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock (other than any holders in respect of shares of Company Restricted Stock set forth on Section 2.2 of the Company Disclosure Schedules, and not, for the avoidance of doubt, for the holders of Options, Company RSUs, Dividend Equivalents or Shadow Options) in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, in accordance with Parent’s instructions and pending its disbursement to such holders, be invested by the Paying Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. No such investment or losses thereon shall affect the Merger Consideration payable to the holders of shares of Company Common Stock. Any net profit resulting from, or interest or income produced by, such investments will, at Parent’s direction, be distributed to Parent or the Surviving Corporation.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (other than the Company, Parent, Merger Sub, any Subsidiary of the Company, Parent or Merger Sub, holders of Company Restricted Stock in respect of such shares of Company Restricted Stock set forth in Section 2.2 of the Company Disclosure Schedule or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of such Certificates) to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or upon receipt of an agent’s message in the case of Book-Entry Shares), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or held in book-entry form, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation or the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share (other than Certificates representing Company Common Stock held by the Company, Parent, Merger Sub or any Subsidiary of the Company, Parent or Merger Sub) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-

Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the delivery of a written indemnity agreement in form and substance reasonably acceptable to Parent and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or investment income received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of shares of Company Common Stock or Company Restricted Stock, Options, Company RSUs, Dividend Equivalents or Shadow Options or amounts otherwise payable under this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such Person providing information or documentation to Parent, the Company, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

SECTION 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, then, as of the occurrence of such event or the Effective Time, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent reasonable notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.4 Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option,” and collectively, “Options”) shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation through its payroll system within five (5) Business Days after the Closing Date. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For the avoidance of doubt, each Option with an exercise price per share of Company Common Stock subject to such Option that is greater than or equal to the Merger Consideration shall be cancelled and terminated and no Option Consideration shall be payable with respect thereto.

SECTION 2.5 Company Restricted Stock. Prior to the Effective Time, the Company shall take all actions necessary to provide that each share of Company Common Stock granted subject to vesting or other restrictions and any accrued stock dividends with respect thereto (each, a share of “Company Restricted Stock”) that is outstanding immediately prior to the Effective Time that is vested or that, upon consummation of the Merger, will automatically vest in accordance with its terms, shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive a payment in cash equal to the Merger Consideration, together with accrued cash dividends (if any). For the avoidance of doubt, any share of Company Restricted Stock that is unvested at the Effective Time and that is not automatically vested pursuant to its terms upon consummation of the Merger shall be forfeited as of the Effective Time, without any consideration paid to the holder thereof.

SECTION 2.6 Company Restricted Stock Units; Dividend Equivalents. Prior to the Effective Time, the Company shall take all actions necessary to provide that each restricted stock unit (a “Company RSU”) and related dividend equivalent right (a “Dividend Equivalent”) granted subject to vesting or other restrictions that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall, as of the Effective Time, be cancelled, terminated and converted into the right of the individuals set forth on Section 2.6 of the Company Disclosure Schedule to receive a payment in cash equal to such percentage of the Merger Consideration as is set forth in Section 2.6 of the Company Disclosure Schedule, together with an amount equal to the corresponding percentage of the per share dividends accrued to such Dividend Equivalent (if any) (the “Dividend Consideration”). The Merger Consideration to be paid in respect of Company RSUs and any Dividend Consideration shall be paid by the Surviving Corporation through its payroll system within five (5) Business Days after the Closing Date.

SECTION 2.7 Employee Stock Purchase Plan. No later than the earlier to occur of (i) the last day of the Company’s regularly scheduled payroll period following the Offer Period (as defined in the Company’s Amended and Restated 2009 Employee Stock Purchase Plan (the “ESPP”)) in progress on the date of this Agreement and (ii) the date that is five (5) Business Days prior to the Effective Time, the then-current Offer Period shall terminate (the “Final Date”) and the payroll deductions of each ESPP participant accumulated as of the Final Date in each participant’s Payroll Account (as defined in the ESPP) shall be used to purchase that number of whole shares of Company Common Stock in accordance with the terms of the ESPP (taking into account a participant’s withdrawal rights under the ESPP), which number of shares shall be cancelled and be converted into the right to receive the Merger Consideration as provided in Section 2.1(c). The board of directors of the Company (the “Company Board”) or the compensation committee thereof shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP: (i) participants may not increase their payroll deductions from those in effect on the date of this Agreement or make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no new participants may enroll to commence participation in the ESPP following the date of this Agreement; (iii) no new Offer Period under the ESPP may commence following the date of this Agreement; (iv) the Offer Period in progress on the date of this Agreement shall not be modified or extended in any way; and (v) the ESPP shall terminate immediately following the Final Date and no further rights shall be granted or exercised under the ESPP thereafter.

SECTION 2.8 Shadow Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each shadow option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to receive a cash payment based on the value of the Company Common Stock upon the occurrence of certain events (each, a “Shadow Option,” and collectively, Shadow Options”) shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive a cash amount equal to the Shadow Option Consideration. The Shadow Option Consideration shall be paid by the Surviving Corporation through its payroll system within five (5) Business Days after the Closing Date. For purposes of this Agreement, “Shadow Option Consideration” means, with respect to each Shadow Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the date of grant price of (A) $10.09, in the case of a Shadow Option granted in 2011, or (B) $9.97, in the case of a Shadow Option granted in 2012. For the avoidance of doubt, each Shadow Option with a date of grant price set forth in clause (ii) above that is greater than or equal to the Merger Consideration shall be cancelled and terminated and no Shadow Option Consideration shall be payable with respect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or in any Company SEC Documents (other than (i) any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” and any other statements that are similarly predictive, cautionary or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being understood that any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents shall be deemed to be disclosed with respect to any Section of this Article III to which the matter relates, to the extent the relevance of such matter to such a section of the Company Disclosure Schedule is reasonably apparent on its face):

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Section 3.1(a) of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to the Company, any condition, change, event or occurrence which has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of such party and its

Subsidiaries taken as a whole, other than conditions, changes, events, occurrences or effects: (i) generally affecting (A) the industries in which the Company and its Subsidiaries operate, or (B) the economy or the financial, debt, credit or securities markets, in the United States or elsewhere in the world, including effects on such segments, economy or markets resulting from or arising out of (1) any regulatory or political conditions or developments, or (2) any outbreak, escalation or threat of hostilities, declared or undeclared acts of war, sabotage or terrorism, or weather or climatic conditions or other force majeure events; or (ii) arising out of, resulting from or attributable to (A) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions; or (B) the negotiation, execution, announcement or performance of this Agreement or, except with respect to Sections 3.3(c) or 3.4, the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions; (C) any action taken by the Company or its Subsidiaries as required by this Agreement (other than Section 5.1(a))or with Parent’s prior written consent, or any failure by the Company to take any action in order to comply with the restrictions in Article V of this Agreement; or (D) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure of the Company to meet internal projections or forecasts, or projections or forecasts of any other Person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement, in and of itself (for the avoidance of doubt, this clause (D) shall not preclude either party from asserting that the underlying cause of any such change in stock price or trading volume or failure is a Material Adverse Effect); provided, that in the case of clauses (i)(A), (i)(B) and (ii)(A), such changes, events, occurrences or effects do not affect the Company and its Subsidiaries in a materially disproportionate manner as compared to other participants such industry.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) and the certificate of formation, limited liability company agreement or other similar organizational document of each of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”). At the close of business on March 1, 2012: (i) 26,344,759 shares of Company Common Stock were issued and outstanding (of which 11,446 shares of Company Restricted Stock were outstanding pursuant to the Company Stock Plans and 775,688 shares of Company Restricted Stock were outstanding outside of the Company Stock Plans); (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) 2,698,172 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,408,772 shares of Company Common Stock or Company Restricted Stock have been issued or were subject to outstanding Options or Company RSUs granted under the Company Stock Plans); and (iv) no shares of Company Preferred Stock were issued or outstanding. Since March 1, 2012, the Company has not issued any Company Common Stock other than in respect of Company Options that were outstanding on March 1, 2012. Since such date, the Company has not issued any Company Restricted Stock, Company RSUs, Options, or Shadow Options. All outstanding shares of Company Common Stock have been, and all shares that may be issued or granted pursuant to the exercise of Options granted prior to the date of this Agreement will be, when issued or granted in accordance with the terms thereof, duly authorized and validly issued and are, or will be in the case of Options, fully paid, nonassessable and free of preemptive rights. Except pursuant to this Agreement or the Company Benefit Plans or as are hereafter issued without violation of Section 5.1 hereof and except as set forth on Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any: (A) outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock; (B) repurchase or redemption obligations with respect to the capital stock of the Company; or (C) voting trusts or similar agreements.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by: (A) any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase any shares of capital stock or any other equity security of such Subsidiary; (B) repurchase or redemption obligations with respect to the capital stock of such Subsidiary; or (C) voting trusts or similar agreements. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned, directly or indirectly, by the Company. No shares of Company Common Stock are held by any Subsidiary.

(c) The aggregate consideration payable under Article II of this Agreement (for this purpose, calculated as if there are no Dissenting Shares) as of the date of this Agreement and the Closing Date shall not exceed $290,975,269 (the “Aggregate Consideration”).

(d) The Aggregate Consideration consists of amounts not to exceed (i) $283,689,638 with respect to holders of the Company’s Common Stock (including shares to be purchased under the ESPP after the date hereof), (ii) $6,017,998 with respect to holders of Company Restricted Stock, (iii) $265,057 with respect to holders of Company RSUs, (iv) $1,002,576 with respect to holders of Options and Shadow Options, and (v) no amount in respect of Preferred Stock; provided, that, the Company shall not be deemed to have breached this Section 3.2(d) solely by virtue of proper exercises of Options outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Options does not increase the Aggregate Consideration. No Dividend Consideration is payable under Article II of this Agreement as of the date of this Agreement and the Closing Date.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) adopted, approved and declared advisable this Agreement and the Transactions, including the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the Merger, and (ii) resolved, subject to Section 5.2 and Section 5.4 hereof, to recommend that stockholders of the Company adopt this Agreement.

(c) Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the terms or provisions hereof, will: (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made prior to the Effective Time and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, except for such violations, conflicts, breaches or defaults with respect to this clause (ii) that are not reasonably expected to have a Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, any antitrust, competition or similar laws of any foreign jurisdiction (collectively, “Foreign Antitrust Laws”), and (v) filings, if any, required as a result of the particular status of Parent or Merger Sub, no consents or approvals of, notifications to, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, in each case, other than such other consents, approvals, notifications, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to (x) have a Material Adverse Effect, or (y) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

SECTION 3.5 Company SEC Documents; The Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) The Company has timely filed with or furnished to the SEC any required report, schedule, proxy, form, statement, prospectus, registration statement or other document since September 3, 2009 (such documents, together with any of the exhibits thereto or documents incorporated by reference therein, as filed with or furnished to the SEC between September 3, 2009 and the date of this Agreement, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be indicated in such financial statements or the notes thereto, (ii) as permitted by the published rules and regulations of the SEC and (iii) in the case of unaudited interim financial statements, for the absence of notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(d) The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC on the one hand, and the Company and any of its Subsidiaries, on the other hand, since September 3, 2009. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has timely disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Item 5.05(a) of Form 8-K. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(f) The Company and each of its officers are, and since the enactment of the Sarbanes-Oxley Act have been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the Exchange Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(g) Since January 1, 2011, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s Internal Controls over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(h) Since January 1, 2011, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

(i) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, contingent or otherwise) which, if known, would be required to be disclosed in, reflected on or reserved against on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP, except liabilities or obligations: (i) disclosed in, reflected on or reserved against on the balance sheet of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Documents, including the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 (the “Balance Sheet Date”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as explicitly contemplated by this Agreement or otherwise directly related to the Transactions, (iv) as would not reasonably be expected to have a Material Adverse Effect, or (v) as disclosed in Section 3.5(i) of the Company Disclosure Schedule.

SECTION 3.6 Absence of Certain Changes. Since the Balance Sheet Date:

(a) except as disclosed in Schedule 3.6 of the Company Disclosure Schedule, until the date of this Agreement, the Company has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice; and

(b) there have not been any events, changes or occurrences that have had, continue to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.7 Legal Proceedings. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, investigation, suit or action against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries. As of the date of this Agreement, there is not any Order imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there is not any material internal investigation or inquiry being conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any third party or Governmental Authority at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. Except as disclosed in Section 3.7 of the Company Disclosure Schedule, since the Balance Sheet Date until the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(b)(xiv).

SECTION 3.8 Compliance With Laws; Permits. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all Laws applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have abided and abide in all material respects by all Laws and internal policies regarding the collection, use and disclosure of personally identifiable information, including customer and client information, and no claims have been asserted or, to the Knowledge of the Company, threatened against the Company by any Person alleging a violation of any of the foregoing, except for such violations or alleged violations as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.10 Tax Matters.

(a) (i) Except for those matters that would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.10 of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, in each case taking into account any extension of time within which to file, all Tax Returns (as hereinafter defined) required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes (whether or not shown to be due) on such Tax Returns have been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, which have not been fully paid or adequately reserved in the Company SEC Documents; and (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past two years. Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-US law). Except as set forth in Section 3.10 of the Company Disclosure Schedule, no written claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction. None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law) or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law). Except as disclosed in Section 3.10 of the Company Disclosure Schedule, none of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any written indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code. This paragraph constitutes the sole and exclusive representation or warranty of the Company relating to tax matters.

(b) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, charges and other like assessments of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all employment agreements with each executive officer and each employee with an annual base salary of $100,000 or more, and (iii) all plans, programs, contracts or agreements that provide for bonus, incentive compensation, equity or equity-based compensation, deferred compensation, change in control benefits, severance, stock purchase, sick leave, vacation pay, salary continuation, medical, life insurance, scholarship, pension, welfare benefits, tax gross-ups or other material benefit or compensation (but excluding employee discounts, holidays, holiday gifts, business gifts, Company events, business expense reimbursements, business travel, use of Company equipment or services, salary rates, wage rates, overtime, shift differentials, payroll practices, or other benefits or compensation that either (A) are terminable at any time without liability as to future events or occurrences or (B) are of a type that has been included as a liability, cost or expense in the Company’s financial statements within the preceding five years), in each case which are not government programs or statutory benefits and as to which the Company or any Subsidiary has any obligation or liability, contingent or otherwise (collectively, the “Company Plans”).

(b) None of the Company Plans is, and neither the Company nor any Subsidiary has any liability or obligation, contingent or otherwise, under or with respect to, a “multiemployer plan” (as defined in Section 3(37) of ERISA) or any plan that is or has been subject to Sections 4063 or 4064 of ERISA or Title IV of ERISA or Section 412 of the Code.

(c) Neither the Company nor any Subsidiary has any liability, contingent or otherwise, under ERISA or the Code with respect to any “employee benefit plan” (as defined by Section 3(3) of ERISA) by reason of being or having been under common control or treated as a single employer under Section 414(b), (c), (m), or (o) of the Code with any Person, other than the Company and any Subsidiary.

(d) The Company has provided to Parent correct and complete copies of each Company Plan (other than individual grant agreements), and to the extent applicable: (i) the most recent determination or opinion letter received from the Internal Revenue Service, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent summary plan description, and (d) the most recent trust agreement and insurance or group annuity contract relating to such Company Plan.

(e) Except as disclosed on Section 3.11(e) of the Company Disclosure Schedule, each Company Plan has been maintained, funded and administered in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code and all other applicable laws. Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, all Company Plans that are intended to be tax qualified under Section 401(a) of the Code have received a current favorable determination letter from the Internal Revenue Service, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Company Plan (after taking into account, after any event or condition which could adversely affect the qualification of any such plan, commercially reasonable actions to maintain such qualification that do not result in a material liability to the Company taken as a whole). Except with respect to Company Benefit Plans set forth in Section 3.11 of the Company Disclosure Schedule or as required by Law, neither the Company nor any Subsidiary has any obligation under any Company Benefit Plan to provide any post-termination health or life insurance benefits coverage to any Person other than (i) as mandated by Section 4980B of the Code or state or local laws having a similar purpose and for which the beneficiary pays the entire premium cost or its equivalent, (ii) coverage during the remainder of the calendar month in which an employee’s termination of employment occurs, (iii) conversion rights under group insurance policies, (iv) continuation of participation in any medical expense reimbursement account under any Section 125 cafeteria plan up to the positive balance of such account, or (v) continued coverage during the period for which severance pay is provided to any former employee.

(f) Except as disclosed on the Company Disclosure Schedule, there are no claims, proceedings, audits, investigations, suits or actions pending or, to the Company’s Knowledge, threatened arising from or related to any of the Company Plans that would reasonably be expected to have a Material Adverse Effect, other than routine claims for benefits. There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan that would result in liability to the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. With respect to each Company Plan, all contributions, distributions, reimbursements and premium payments that are due have been made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. With respect to each Company Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made before any material, additional penalty or liability has been incurred (excluding any such penalties or liabilities that are reflected in the Company’s financial statements).

(g) Except as disclosed on Section 3.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (alone or in combination with any other event) (i) result in any payment becoming due to any current or former employee, officer, or director of the Company or any Subsidiary or satisfy any prerequisite to any payment or benefit to any current or former employee, officer or director of the Company or any Subsidiary, (ii) increase any benefits or compensation under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits or compensation under any Company Plan.

(h) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any Subsidiary or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(i) The Company is in compliance with all applicable Laws respecting employment and labor practices, including, without limitation, those applicable Laws relating to equal opportunity employment, employment discrimination and harassment, collective bargaining, immigration, layoffs, worker classification (including proper classification of workers as independent contractors and consultants), wages and hours, occupational safety and health, and the withholding and payment of all required employment taxes, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 3.12 Environmental Matters. Except for those matters that would not reasonably be expected to give rise to a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has for the past three (3) years been in compliance with all applicable laws relating to the environment or the protection thereof, pollution, or human health and safety as related to environmental matters, including exposure to hazardous substances, petroleum or asbestos (“Environmental Laws”), (B) as of the date of this Agreement, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, and (D) neither the Company nor its Subsidiaries have handled, generated, treated, stored, disposed, arranged for or permitted the disposal of, released or exposed any person to any hazardous substance or petroleum, or, to the Knowledge of the Company, owned or operated any property or facility (and no such property or facility is or has been contaminated by any such substance), in a manner that would reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws. To the Knowledge of the Company, the Company has made available to Parent copies of all environmental reports, assessments or other material environmental documents relating to the Company, its Subsidiaries, their business, or any properties or facilities currently or formerly owned, leased or operated by the Company or its Subsidiaries that are in the Company’s possession or custody. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding matters relating to or arising under Environmental Laws.

SECTION 3.13 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC prior to the date hereof, and except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company;

(ii) which is (A) an employment agreement with an executive officer or employee with an annual base salary of $100,000 or more or (B) of the type required to be listed on Section 3.11(g) of the Company Disclosure Schedule pursuant to Section 3.11(g);

(iii) which is a mortgage, security agreement, capital lease or similar agreement that effectively creates a Lien on any material assets of the Company or its Subsidiaries, other than a Permitted Lien;

(iv) which is a plan of reorganization;

(v) which is a partnership or joint venture agreement;

(vi) which is a collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company or any of its Subsidiaries;

(vii) which is a lease, whether as a lessor or lessee, with respect to any real property that involves payments to or from the Company in excess of $150,000 annually;

(viii) which is an agreement for any development, marketing, resale, distribution or similar arrangement relating to any product or service involving payments to or from the Company in excess of $500,000;

(ix) which is a contract, agreement or arrangement providing for (A) aggregate noncontingent payments by or to the Company or any of its Subsidiaries in excess of $500,000 annually or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $500,000 annually;

(x) which is a contract, agreement or arrangement (other than pursuant to Company Charter Documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(xi) which is a contract, agreement or arrangement that would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xii) which is a contract, agreement or arrangement pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, in each case which involves an amount in excess of $100,000;

(xiii) which is a contract, agreement or arrangement that prohibits the payment of dividends or distribution in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;

(xiv) which is a contract, agreement or arrangement relating to any acquisition of another business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn out” or other contingent payment or guarantee obligations;

(xv) which is a contract, agreement or arrangement that involves (A) any director or executive officer of the Company or its Subsidiaries, and (B) an amount in excess of $25,000 annually (other than (x) transactions between the Company and its Subsidiaries and the payment of compensation to directors, officers or employees in the ordinary course of business consistent with past practices (including any grant of equity awards) and (y) transactions that do not involve continuing liabilities or obligations of the Company or its Subsidiaries);

(xvi) which is a contract, agreement or arrangement that contains any covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation, and/or their respective Subsidiaries or Affiliates;

(xvii) which is a contract, agreement or arrangement that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract;

(xviii) which is a contract, agreement or arrangement that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interest of any Person or assets;

(xix) which constitutes a contract or commitment relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset in excess of $1 million);

(xx) which purports to limit or restrict in any material respect (A) the ability of the Company or its Subsidiaries to solicit customers or (B) the manner in which, the line of business in which or the localities in which, all or any portion of the business of the Company and its Subsidiaries, including, following consummation of the Transactions contemplated by this Agreement, Parent and its Subsidiaries, competes or would compete;

(xxi) which grants any exclusive rights with respect to the Company Products or Company Intellectual Property of any type or scope to any Person;

(xxii) pursuant to which the Company or any of its Subsidiaries (A) has granted a license to any Person under any material Intellectual Property owned by the Company or its Subsidiaries (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice), or (B) has been granted a license under Intellectual Property of another Person (except for (x) licenses for commercially available Software that is not material to the functionality of any currently licensed or supported Company Products and (y) licenses for Intellectual Property that is not Software, where in each case of (x) and (y), such license has a total license fee or total annual support fee less than $25,000);

(xxiii) which is a settlement agreement or any consent-to-use or standstill agreement or standalone indemnification agreement;

(xxiv) which contains an agreement by the Company or any of its Subsidiaries to provide any Person with access to the source code for any material Software owned by the Company or any of its Subsidiaries and embodied in any currently licensed or supported Company Products or to provide for the source code for any Company Products to be put in escrow;

(xxv) pursuant to which the Company or any of its Subsidiaries obtains co-location or hosting services in connection with the hosted Company Products involving payments from the Company or any of its Subsidiaries; and

(xxvi) providing for the development of any Company Products, independently or jointly, by or for the Company or any of its Subsidiaries and involving payments from the Company or any of its Subsidiaries in excess of $100,000 (all Contracts of the type described in this Section 3.13(a)(i)-(xxvi) being referred to herein as “Company Material Contracts”).

(b) (i) Each Company Material Contract is valid and binding on the Company and its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and in full force and effect; (ii) the Company, each of its Subsidiaries, and, to the Knowledge of the Company, each other party have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries has received written notice of, or otherwise has Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except, in each case above, where such failure to be valid, binding and in full force and effect, noncompliance or default would not reasonably be expected to have a Material Adverse Effect. To the extent Company Material Contracts are evidenced by documents, true and complete copies thereof have been made available to Parent. To the extent Company Material Contracts are not evidenced by documents, written summaries have been provided to Parent.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and correct list of all issued Patents, pending Patent applications, Mark registrations, pending Mark applications, Internet domain name registrations and Copyright registrations owned, filed or applied for by the Company or any of its Subsidiaries, including, for each listed item, the record owner, jurisdiction and, as applicable, issuance, registration or application date and number of such item. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the issued Patents and pending Patent applications, Mark registrations and applications, and Copyright registrations required to be set forth in Section 3.14(a) of the Company Disclosure Schedule are subsisting, and (ii) the issued Patents, Mark registrations and Copyright registrations required to be set forth in Section 3.14(a) of the Company Disclosure Schedule, are valid and enforceable.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries, as applicable, exclusively owns or is licensed to use, pursuant to a valid and enforceable agreement set forth in Section 3.13(a)(xxii)(B) of the Company Disclosure Schedule (or not required to be set forth therein), all material Intellectual Property necessary for or used in their respective businesses as currently conducted (other than any User Content), free and clear of any Liens other than Permitted Liens; provided, however, that the foregoing is not, and shall not be deemed to be or constitute, any representation or warranty of non-infringement, non-misappropriation or other non-violation of any Intellectual Property rights of another Person, which representation and warranty is solely set forth in the first sentence of Section 3.14(d) below.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, since January 1, 2010, (i) there have been no claims or, to the Knowledge of the Company, any threatened claims by any Person (including any demands or offers to license any Intellectual Property from any Person) (A) against the Company or any of its Subsidiaries (x) alleging infringement, misappropriation, dilution or any other violation of any Intellectual Property of such Person, or (y) challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries (including any revocation, reexamination, opposition or similar proceeding) or challenging the Company’s and its Subsidiaries’ right to use any Company Intellectual Property or in-licensed Intellectual Property (including any such claims against the Company or any of its Subsidiaries directed to any educational content delivered through the Company Products and owned or in-licensed by the Company or its Subsidiaries), or (B) seeking indemnification from the Company or any of its Subsidiaries for any infringement, misappropriation, dilution or violation of any Intellectual Property rights of another Person, and (ii) neither the Company nor any of its Subsidiaries has made any written claim of infringement, misappropriation, dilution or other violation against any Person of any Intellectual Property owned by the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated, and the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries (i) have taken and take commercially reasonable actions (i) to protect the security of the material Company Systems (including maintaining disaster recovery and business continuity plans and procedures) and such Company Systems are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted, and (ii) to protect the confidentiality of their material data, information and Trade Secrets. Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, each party (including all current and former employees, contractors, consultants and freelance writers) retained by the Company or any of its Subsidiaries who have contributed to the development of any material Intellectual Property embodied in any currently licensed or supported Company Products or any Company Products currently in development (including any material educational content delivered using any such Company Products) and which material Intellectual Property is not licensed pursuant to a Contract set forth in Section 3.13(a)((xxii)(B) of the Company Disclosure Schedule (or not required to be set forth therein) has executed and is legally bound by a written agreement (x) conveying to the Company or such Subsidiary exclusive ownership of such material Intellectual Property developed by such party without, in the case such party is an employee of the Company or such Subsidiary, further payment being owed to such party as a condition for such conveyance under applicable Law, and (y) obligating such party to maintain the confidentiality of the data, information, and Trade Secrets of the Company or such Subsidiary. To the Knowledge of the Company, no such party is in breach of any of its obligations under any such written agreement between such party and the Company or such Subsidiary.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has licensed or provided to any Person any source code or related source materials for any material Software owned by the Company or any of its Subsidiaries, other than to any employees, contractors or consultants of the Company or any of its Subsidiaries who are bound by written agreements containing confidentiality obligations to the Company or such Subsidiary with respect to such source code or related source materials, and (ii) no source code or related source materials for any material Software owned by the Company or any of its Subsidiaries has been placed in escrow.

(g) Neither the Company nor any of its Subsidiaries uses or has used Open Source Software in connection with any proprietary Software owned by the Company or any of its Subsidiaries in a manner that would obligate the Company or any of its Subsidiaries to make available, disclose, license, provide or distribute the source code for any such proprietary Software to any Person. Neither the Company nor any of its Subsidiaries has received any written requests from any Person for disclosure of the proprietary source code for any Company Products pursuant to a license governing Open Source Software.

SECTION 3.15 Title to Assets. Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company or a Subsidiary of the Company: (a) owns and has good title to all its material personal property, and (b) has valid leasehold interests in all material personal property leased by the Company or a Subsidiary, in each case, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens). All material tangible assets of the Company and its Subsidiaries are in sufficient operating condition in all material respects, ordinary wear and tear excepted, for the conduct of the business of the Company and its Subsidiaries as currently conducted.

SECTION 3.16 Real Property. Neither the Company nor any Subsidiary owns any real property or, except for Leased Real Property, any interest in real property. Section 3.16 of the Company Disclosure Schedule sets forth the addresses of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Purchaser a true and complete copy of each such Lease document. Except as set forth in the Company Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms and provisions hereof, will require the consent of any other party to such Lease, will result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or any Subsidiary’s possession and quiet enjoyment of the Leased Real Property has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to such Lease; (iv) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (v) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in the Company or any Subsidiary; (vi) the Company or any Subsidiary has not subleased, licensed or otherwise granted any person the right to use such Leased Real Property or any portion thereof; (vii) the Company or any Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (viii) there are no Liens or encumbrances on the estate or interest created by such Lease.

SECTION 3.17 Customers and Suppliers. The Company Disclosure Schedule also lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2010) (each, a “Major Supplier”). The Company has not received, as of the date of this Agreement, any written or, to the Knowledge of the Company, oral notice from any Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

SECTION 3.18 Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption and Anti-Money Laundering Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with the U.S. Foreign Practices Act of 1977, as amended, UK Bribery Act of 2010, and other anti-corruption Laws in any applicable jurisdiction. Since January 1, 2010, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to any Governmental Authority, or employee thereof, political party or candidate for political office; (b) made any direct or indirect unlawful payment to any Governmental Authority, or employee thereof, or to foreign or domestic political parties or campaigns from corporate funds; or (c) made any bribe, rebate, payoff, influence payment, kickback or other payment, or provided or offered to provide anything of value, to any Governmental Authority, or employee thereof, or any other person, in violation of applicable Laws. The Company, its Subsidiaries, and their agents have not made any payment, transfer of funds, or otherwise used corporate funds in a manner that violates applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act and Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

SECTION 3.19 Antitakeover Provisions. The Company Board has taken all necessary action so that the provisions of Section 203 of the DGCL and any other Takeover Statute applicable to the Company do not, and will not, apply to this Agreement, the Merger or the other Transactions contemplated hereby. As of the date hereof, the Company does not have in effect any stockholder rights plan, commonly or colloquially known as a “poison pill”, and the Company Board has not adopted or authorized the adoption of such a plan.

SECTION 3.20 Compliance with U.S. and Other Applicable Export and Import Laws. Except as set forth in Section 3.20 of the Company Disclosure Schedule:

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Customs & International Trade Laws, and at no time in the last three years have committed any violation of Customs & International Trade Laws, and there are no unresolved investigations or claims concerning any liability of the Company and its Subsidiaries with respect to any such Laws.

(b) The Company, its Subsidiaries, and their respective officers, directors, affiliates and agents (i) are not designated on any list of any U.S. Governmental Authority, including the Specially Designated Nationals and Blocked Persons List (“SDN List”) of the Office of Foreign Asset Control (“OFAC”), and (ii) have not participated in any transaction involving an SDN, or any country in violation of U.S. sanctions administered by OFAC or any export control or economic sanctions Laws.

SECTION 3.21 Affiliate and Related Party Transactions. No Person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any of its Subsidiaries that were required to be disclosed by Item 404 of Regulation S-K but were not so disclosed in the Company SEC Documents. Other than such contracts, arrangements or shared interests between the Company and its Subsidiaries disclosed in Section 3.13(a)(xv) of the Company Disclosure Schedule or disclosed pursuant to Item 404 of Regulation S-K in the Company SEC Documents, no director or executive officer holds, directly or indirectly: (a) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries any goods or services involving an amount in excess of $25,000 annually; (b) a beneficial interest in any Company Material Contract; or (c) any Intellectual Property used in the conduct of business of the Company or its Subsidiaries.

SECTION 3.22 Insurance Policies. The Company has provided Parent with a summary of all material insurance policies held by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of similar size, in their geographic regions and in the respective businesses in which the Company and its Subsidiaries operate, and, to the Company’s Knowledge, such insurance coverage is in full force and effect as of the date hereof. As of the date hereof, none of the limits for any such policy have been exhausted or materially reduced. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which the Company has been notified that coverage has been denied or disputed by the underwriters of such policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all premiums due and payable under all such insurance policies have been paid when due and (ii) the Company and its Subsidiaries are otherwise in compliance with the terms of all such insurance policies.

SECTION 3.23 Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital, Inc., dated the date of this Agreement, to the effect that, as of such date (subject to the limitations, qualifications and assumptions set forth therein), the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. A signed copy of such opinion has been made available or will be made available promptly to Parent for informational purposes.

SECTION 3.24 Brokers and Other Advisors. Except for Barclays Capital, Inc. and MHT Securities, L.P., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as modified or disclosed against by the Company Disclosure Schedule and Company SEC Documents), neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article III (as modified or disclosed against by the Company Disclosure Schedule and Company SEC Documents), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The Company makes no representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True, complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each of Parent and Merger Sub, as in effect as of the date of this Agreement, have previously been made available to the Company, and neither Parent nor Merger Sub is in violation of its organizational or governing documents.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors and adopted and approved by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made and any waiting period required thereunder shall have been terminated or expired prior to the Effective Time: (x) violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound, except for such violations, conflicts, breaches or defaults with respect to clause (ii) as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

SECTION 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, notifications to, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, notifications, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

SECTION 4.4 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, the information supplied by Parent for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing Commitments. Parent has provided the Company with true and complete copies of (a) the executed commitment letter, dated as of the date hereof, among Parent, Merger Sub and the Lenders (together with the Lenders’ Affiliates and the officers, directors, employees, affiliates, partners, controlling parties, advisors, agents and Representatives of the Lender, and such Affiliates, the “Lender Parties”) (the “Debt Financing Commitment”), regarding the amounts set forth therein for the purposes of financing the Merger, the other Transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (b) the executed equity commitment letter, dated as of the date of this Agreement, among Parent, Merger Sub and the Sponsor (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), regarding the proposed cash investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, subject to the Bankruptcy and Equity Exception. Notwithstanding anything in this Agreement to the contrary, the Debt Financing Commitment may, in accordance with the provisions of this Agreement, be superseded after the date of this Agreement but prior to the Effective Time by Alternative Financing Commitments. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. There are no conditions precedent or other conditions, side agreements or other arrangements or understandings relating to the funding of the Financing or the terms thereof, other than the terms thereof set forth in the Financing Commitments and except for fee letters with respect to fees, market flex and related arrangements with respect to the Debt Financing (which documents do not relate to the aggregate amount of, conditionality of, or contain any conditions precedent to, the funding of the Debt Financing). Assuming the Financing Commitments are funded, Parent and Merger Sub will have at the Closing funds sufficient to pay the aggregate Merger Consideration and to pay all of fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent or Merger Sub under the Financing Commitments, and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing Commitments will not be available to Parent and Merger Sub on the Closing Date. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Commitments and has otherwise satisfied all of the other terms and conditions required to be satisfied pursuant to the terms of the Financing Commitments on or prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Financing Commitments as and when they become payable. The obligations of Parent and Merger Sub to consummate the Transactions contemplated hereby are not contingent on Parent’s ability to obtain any financing prior to consummating the Merger.

SECTION 4.7 Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guaranty, dated as of the date hereof, in favor of the Company, in the form set forth in Exhibit A hereto. The Limited Guaranty is in full force and effect as of the date hereof and no event has occurred which, with or without the giving of notice or the lapse of time or both, would or would reasonably be expected to constitute a default on the part of the Guarantor under the Limited Guaranty.

SECTION 4.8 Solvency. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the Merger as set forth herein, or the waiver of such conditions, and after giving effect to all of the Transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, aggregate Option Consideration and aggregate Dividend Consideration and payment of all related fees and expenses payable in connection with the Transactions, and (b) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, each of Parent and the Surviving Corporation will be Solvent. For purposes of this Section 4.8, the term “Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purposes of this definition, “not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 4.9 Ownership of Shares. Neither Parent nor Merger Sub owns any shares of Company Common Stock, beneficially, of record or otherwise, as of the date hereof or at any time prior to the time that is immediately prior to the Effective Time.

SECTION 4.10 Certain Arrangements. There are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 4.11 Investigations; Litigation. There are no (a) suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or any of its Subsidiaries, or (b) Orders to which Parent, any of its Subsidiaries, or any of their respective properties is or are subject, in each case, that would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions on a timely basis.

SECTION 4.12 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.13 Parent and Merger Sub Acknowledgements.

(a) Except for the specific representations and warranties expressly made by the Company in Article III of this Agreement (as modified by the Company Disclosure Schedule and the Company SEC Documents), Parent and Merger Sub acknowledge and agree that:

(i) the Company is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s or its Subsidiaries’ respective businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company or any of its Subsidiaries furnished to Parent, Merger Sub or their Representatives or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever; and

(ii) no officer, agent, representative or employee of the Company or any of its Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

(b) Parent and Merger Sub specifically disclaim: (i) that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledge and agree that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person, and (ii) any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III of this Agreement.

(c) Purchaser is acquiring the Company subject only to the specific representations and warranties set forth in Article III of this Agreement (as modified by the Company Disclosure Schedule and the Company SEC Documents).

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.1 Conduct of Business. Except as contemplated or permitted by this Agreement, as required by applicable Law or as contemplated by Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents:

(a) The Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, and (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries, (B) keep available the services of its current executive officers holding the title of vice-president and above and key employees who are integral to the operation of the business as currently conducted (in each case, other than a termination of any such officer or employee for good reason or reasonable cause), and (C) preserve and maintain existing relationships with Persons with whom the Company or any of its Subsidiaries has significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b); and

(b) The Company shall not, and shall cause each of its Subsidiaries not to:

(i) (A) issue, sell, grant, transfer, pledge, dispose of or encumber any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided, that the Company may issue shares of Company Common Stock (1) upon the exercise of Options that are outstanding on the date of this Agreement and set forth in Section 5.1 of the Company Disclosure Schedule and (2) pursuant to the terms of the ESPP and Section 2.7 of this Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of options; (C) other than distributions by a Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock (including, without limitation, the Company Common Stock, Options, Company Restricted Stock, Company RSUs, Dividend Equivalents and Shadow Options), whether payable in cash, stock or other property; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) except for (i) inter-company borrowings between or among the Company and/or one or more of its Subsidiaries or (ii) other borrowings not in excess of $1 million in the aggregate, repurchase, repay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(iv) sell, lease, license dispose of or otherwise transfer (or agree to any of the foregoing with respect to) any of the material properties, assets, interests or businesses of the Company and its Subsidiaries, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force on the date of this Agreement and set forth in Section 5.1 of the Company Disclosure Schedule, (C) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice, or (D) transfers among the Company and its Subsidiaries;

(v) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(vi) make, or become legally committed to make, any capital expenditures in excess of $3.5 million in the aggregate for the Company and its Subsidiaries, taken as a whole, provided, that such expenditures shall be disbursed in all material respects in a manner consistent with the Company’s 2012 budget for capital expenditures;

(vii) acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) or purchase, directly or indirectly, any business, division or assets of any Person if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $250,000 in any individual case or $500,000 in the aggregate ;

(viii) except (A) as required by Law (including Section 409A of the Code and the rules and regulations promulgated thereunder) and (B) as required pursuant to the terms of Contracts or benefit plans of the Company or its Subsidiaries in effect on the date of this Agreement: (w) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee (provided (i) in no event shall any officer of the Company holding the title of vice president or above be granted any increase in compensation or benefits, and (ii) payments of bonuses to employees (other than officers holding the title of vice president or above) consistent with past practice shall not constitute an increase in compensation)); (x) adopt, enter into, amend, or otherwise increase, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option, stock purchase, or equity-linked pension or retirement plan, program, agreement or arrangement; (y) enter into or amend any employment or severance agreement with any officer, director or, except in the ordinary course of business consistent with past practice, other employee of the Company or any of its Subsidiaries; or (z) except in accordance with existing contracts or agreements disclosed in Section 5.1 of the Company Disclosure Schedule, make any severance or termination payment to any officer, director or employee of the Company or any of its Subsidiaries;

(ix) make, change or revoke any material election concerning Taxes or Tax Returns;

(x) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP, any rule or regulation promulgated by the SEC or any other applicable Law;

(xi) amend the Company Charter Documents;

(xii) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by Law;

(xiii) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any material assets of the Company or its Subsidiaries;

(xiv) (A) pay, discharge, settle, or satisfy any material claims against the Company or any of its Subsidiaries (including claims of stockholders relating to this Agreement or the Transactions), liabilities or obligations (whether absolute, accrued, contingent, or otherwise), other than (x) the payment, discharge, settlement, or satisfaction of such claim, liability or obligation in the ordinary course of business consistent with past practice; or (y) the payment, discharge, settlement, or satisfaction of claims, liabilities or obligations that involve only the payment of monetary damages not in excess of $75,000 individually or $200,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or (B) waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xv) enter into any agreement, understanding, or commitment that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(xvi) modify, amend, or terminate any Company Material Contract or enter into any contract that would be a Company Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims under a Company Material Contract or contract that would be a Company Material Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice;

(xvii) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(xviii) take any action which would result in any of the conditions to the Merger set forth in Article VI not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger;

(xix) (A) hire any executive officer holding the title of vice president or above, or hire any non-officer employees outside of the ordinary course of business consistent with past practice, or (B) terminate the employment of any (1) executive officer holding the title of vice president or above (other than the termination of any such officer for good reason or reasonable cause), or (2) or key employee of the Company outside of the ordinary course of business consistent with past practice;

(xx) enter into any new line of business;

(xxi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxii) license, disclose or otherwise provide to any Person, or grant a contingent right to any Person to be licensed, disclosed or provided, the source code or related source materials for any material Software owned by the Company or any of its Subsidiaries other than where such Person is an employee or independent contractor of the Company or one of its Subsidiaries and pursuant to a signed written agreement containing non-use, non-disclosure and return/destruction obligations for the benefit of the Company or any of its Subsidiaries with respect to such source code or related source materials; or

(xxiii) agree or commit to take any of the foregoing actions prohibited by this Section 5.1(b).

(c) Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree to commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an Order or restraint prohibiting the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a “Delay”).

SECTION 5.2 Preparation of the Proxy Statement.

(a) Provided there shall not have been a Company Adverse Recommendation Change permitted by Sections 5.4(d) or 5.4(e) hereof, as soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall file the Proxy Statement with the SEC. The Company shall thereafter use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC (the “SEC Clearance Date”); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the filing of the Proxy Statement with the SEC that it will not review the Proxy Statement, then the Company shall use its commercially reasonable efforts to obtain confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement and the date on which the Company receives such confirmation shall be the “SEC Clearance Date.” Subject to Sections 5.4(d) and 5.4(e), the Proxy Statement shall include the Company Board Recommendation. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall give due consideration to including in the Proxy Statement (or any amendment or supplement thereto) or response comments reasonably and timely proposed by Parent.

(b) Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide such other party with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company or Parent receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, each such party shall promptly provide to the other any information or assistance as may reasonably be requested by the other party in connection with the response to such comments or such request. As promptly as practicable after comments are received from the SEC and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with the Parent, prepare and file any required amendments to the Proxy Statement with the SEC.

(c) If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(d) Notwithstanding anything in this Agreement to the contrary, in the event of a Company Adverse Recommendation Change, the Company shall not be required to solicit proxies for the purpose of obtaining the Company Stockholder Approval unless the Company Board thereafter reaffirms the Company Board Recommendation.

SECTION 5.3 Stockholders Meeting; Record Date. As soon as practicable following the SEC Clearance Date, the Company shall establish a record date for purposes of determining stockholders entitled to notice of and to vote at the Company Stockholders Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall consult with Parent prior to changing the Record Date or establishing a different record date for the Company Stockholders Meeting, unless required to do so by applicable Law. The Company shall, as soon as practicable following the SEC Clearance Date (but in no event later than thirty-five (35) calendar days following the SEC Clearance Date), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Sections 5.4(d) and 5.4(e) hereof, the Company shall, through the Company Board, make the Company Board Recommendation. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Company Stockholders Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters or such matters as required by Law) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting (a) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders, (b) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (c) the Company is required to postpone or adjourn the Company Stockholders Meeting by applicable Law, Order or a request from the SEC or its staff; provided, that no adjournment may be to a date on or after two (2) Business Days prior to the Expiration Date.

SECTION 5.4 Non-Solicitation.

(a) The Company and its Subsidiaries shall, and shall instruct and use its reasonable best efforts to cause each of its Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company will not, and will not authorize or permit any Subsidiary or Representative to (and shall instruct its Representatives not to), directly or indirectly: (i) solicit, initiate, propose or knowingly facilitate or encourage (including by providing consent or authorization to make a Takeover Proposal to any officer or employee of the Company or to the Company Board (or any member thereof) pursuant to any confidentiality agreement) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding or provide any information or data concerning the Company or any of its Subsidiaries to any Person relating to, any Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal; (iii) grant any waiver, amendment or release under any standstill or confidentiality agreement, any rights agreement or “poison pill” arrangement or Takeover Statute; (iv) approve, endorse, recommend, execute or enter into any Company Acquisition Agreement; or (v) resolve, propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval the Company has received a written Takeover Proposal from a Third Party which it believes in good faith to be bona fide and that was not initiated or solicited in breach of this Section 5.4 and the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s independent financial advisor) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may: (i) furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, that, prior to taking any action described in Section 5.4(b)(i) or 5.4(b)(ii), the Company shall enter into a confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), it being understood and hereby agreed that such Acceptable Confidentiality Agreement need not contain a “standstill” or similar provision that prohibits such Person(s) from making or consummating any Takeover Proposal, and the Company shall provide to Parent a copy of all such information not previously provided to Parent (or its Representatives) prior to, or at the same time as, such information is provided to such Third Party. In making such determination the Company Board shall take into consideration, among other factors: (x) whether such Third Party is reasonably likely to have adequate sources of financing or adequate funds to consummate such Takeover Proposal and (y) whether approval of such Third Party’s stockholders is required as a condition to its obligation to consummate such Takeover Proposal. The Company shall not provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 5.4(b), except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of considering Takeover Proposals prior to the date of this Agreement. The Company shall require any Person submitting an unsolicited Takeover Proposal to provide a definitive agreement that marks any proposed changes to the terms of this Agreement. The Company shall keep Parent reasonably informed of the status of any Takeover Proposal.

(c) Except as expressly permitted by Section 5.4(d) or 5.4(e), none of the Company Board, any committee thereof or Representative of the Company shall (i) (A) withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the unanimous recommendation by the Company Board that stockholders of the Company adopt this Agreement and approve the Merger (the “Company Board Recommendation”), (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) a Takeover Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests, (D) fail to recommend against any Takeover Proposal subject to Regulation 14D under the Exchange Act in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Takeover Proposal, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i)(A)—(E) being referred to as a “Company Adverse Recommendation Change”) or (ii) cause, permit or authorize the Company or any of its Subsidiaries to enter into any merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining Company Stockholder Approval, in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board at or prior to the date hereof (and not relating to any Takeover Proposal, which shall be governed by clause (e) of this Section 5.4) (such material development or change in circumstances, an “Intervening Event”) the Company Board may make a Company Adverse Recommendation Change if it determines in good faith (after consultation with its financial advisors and outside legal counsel) that such action is advisable in order for the Company Board to comply with its fiduciary duties under applicable Law; provided, however, that the Company Board may not make a Company Adverse Recommendation Change in response to an Intervening Event unless:

(i) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it (and in any event within three (3) Business Days);

(ii) the Company notifies Parent in writing at least five (5) Business Days before making a Company Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor; and

(iii) if Parent makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with its financial advisors and outside legal counsel) that a Company Adverse Recommendation Change is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining Company Stockholder Approval, if the Company Board receives a Takeover Proposal from a Third Party that is a binding, written offer capable of acceptance that the Company Board determines constitutes a Superior Proposal, (x) the Company Board may make a Company Adverse Recommendation Change, and/or (y) enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 7.1(d)(ii), in the case of each of clauses (x) and (y), if and only if:

(i) the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such action is necessary in order for the Company Board to comply with its fiduciary duties under applicable Law;

(ii) the Company shall have provided prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), which notice shall specify the basis for the Company Adverse Recommendation Change or termination, the identity of the party making such Superior Proposal and the material terms thereof and include copies of the final forms of all relevant documents relating to such Superior Proposal;

(iii) after providing such notice and prior to effecting such Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(d)(ii), the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and Parent’s Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to determine that any such Takeover Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to such Takeover Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(e) with respect to such material revisions (in such event, however, the Notice Period shall be three (3) Business Days);

(iv) the Company Board shall have considered in good faith any changes to this Agreement offered by Parent and shall have determined that such Takeover Proposal would continue to constitute a Superior Proposal if such changes were to be given effect; and

(v) in the case of any action described in clause (y) of this Section 5.4(e) above, the Company shall have validly terminated this Agreement in accordance with Section 7.1(d)(ii), including the payment of the Company Termination Fee in accordance with Section 7.3.

(f) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Third Party which the Company believes in good faith to be bona fide relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each of clauses (A) - (D) above, other than the Transactions.

“Superior Proposal” means a written Takeover Proposal which the Company believes in good faith to be bona fide to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 80% of the equity securities of the Company or more than 80% of the assets of the Company and its Subsidiaries on a consolidated basis, made by a Third Party, and which is otherwise on terms and conditions which the Company Board determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the Company’s stockholders than the Merger and the other Transactions, after taking into consideration, among other things, (i) the identity of the Third Party making the Takeover Proposal (including whether stockholder approval of such Third Party is required), (ii) the likelihood of shareholder litigation regarding the Takeover Proposal, (iii) all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Takeover Proposal and this Agreement, including break-up fee and expense reimbursement provisions, and (iv) any proposal by Parent to amend the terms of this Agreement pursuant to Section 5.4(e)).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

(g) Nothing in this Section 5.4 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside counsel, that failure to so disclose such position would reasonably be expected to constitute a violation of applicable Law (including any fiduciary duties of the Company Board arising thereunder); provided, however, that that the Company and the Company Board may not effect a Company Adverse Recommendation Change, except to the extent permitted by Sections 5.4(d) or 5.4(e). In addition, it is understood and agreed that, for purposes of this Agreement (including Article VII), a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or a proposal by the Company Board to withdraw or modify such board’s recommendation of this Agreement or the Transactions.

(h) The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any proposals or offers with respect to an Takeover Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(i) The Company agrees that in the event any of its Representatives takes any action authorized or permitted by the Company which, if taken by the Company, would constitute a breach of this Section 5.4, then the Company shall be deemed to be in breach of this Section 5.4.

(j) Notwithstanding Section 5.4(a), the Company Board shall be permitted to grant a waiver or release under any standstill agreement in effect on the date hereof with respect to any class of equity securities of the Company solely to the extent necessary to permit the Person subject to such standstill agreement to make and engage in discussions with respect to and negotiate a Takeover Proposal that is conditioned upon entering into mutually satisfactory definitive documentation with the Company and which prohibits without the Company’s consent any open market purchases of equity securities or securities convertible into equity securities of the Company, any Takeover Proposal not approved by the Company Board or other action, including a proxy contest, not approved by the Company Board. The Company shall provide written notice to Parent within forty-eight (48) hours of the waiver of any standstill by the Company and shall otherwise comply with Sections 5.4(d) and 5.4(e).

SECTION 5.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make and effect as promptly as practicable all registrations, filings and submissions required to be made or effected by it pursuant to the Antitrust Laws, the Exchange Act and other applicable Law with respect to the Transactions, including the making of an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within five (5) Business Days of the date hereof, the supply as promptly as practicable of any additional information and documentary material that may be requested pursuant to the HSR Act and the use of its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state Takeover Statute is or becomes applicable to any of the Transactions and (y) if any state Takeover Statute becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each party hereto shall consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any Governmental Authority or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each party hereto shall permit authorized Representatives of the other parties (x) to be present at each meeting or conference with a representative of a Governmental Authority relating to such request, inquiry, investigation, action or other legal proceeding and (y) to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such request, inquiry, investigation, action or other legal proceeding.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Expiration Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Expiration Date).

SECTION 5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, except as set forth in Section 5.4, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or the Nasdaq Stock Market as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without (i) prior consultation with the other party and (ii) using commercially reasonable efforts to obtain such other party’s prior consent); provided, however, that subject to Section 5.4, the Company need not consult with Parent or Merger Sub in connection with any press release or public statement to be issued or made in connection with any Takeover Proposal or any Company Adverse Recommendation Change; and provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statement is substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

SECTION 5.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts and records and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws, and (ii) such other information concerning its business and properties as Parent may reasonably request (provided, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company). The Company shall, and shall cause each of its Subsidiaries to, furnish, to the extent currently prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month during such period, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations and statements of cash flow. Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information pursuant to this Section 5.7 if (x) the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, expose the Company to risk of liability for disclosure of sensitive or personal information or result in the disclosure of any trade secrets, provided, that the parties shall cooperate in good faith in seeking to find a means of disclosure of such information (including by entering into a joint-defense or similar agreement, if appropriate) that would not result in such violation, jeopardy or exposure, or (y) such information relates to or includes the evaluation, deliberations or minutes of the Company Board (or any committee thereof) related to the Transactions or any other strategic alternatives involving the Company or any materials provided to the Company Board (or any committee thereof) in connection therewith. Until the Effective Time, any information provided pursuant to this Section 5.7 will be deemed “Business Information” (as such term is defined by the Confidentiality Agreement) subject to the terms of that certain letter agreement regarding, among other things, the confidentiality of certain information provided to Parent in connection with its evaluation of the Transactions, dated as of November 18, 2011, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. No investigation, or information received, pursuant to this Section 5.7, will modify any of the representations and warranties of the Company.

SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, and (iii) the occurrence or non-occurrence of any event that would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied.

SECTION 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) assume all obligations of the Company and its Subsidiaries to the directors, officers or employees of the Company or any Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) in respect of indemnification and exculpation from liabilities (and advancement of expenses) for acts or omissions occurring at or prior to the Effective Time as provided in: (i) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (ii) the indemnification agreements listed on Section 5.9(a) of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time until all applicable statutes of limitations have expired, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Corporation shall maintain with reputable and financially sound carriers, fully pre-paid six-year “tail” policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained as of the date hereof by the Company (the “Current Policies”), which tail policies shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policies shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policies; provided, that the aggregate cost of such “tail” policies (for the entire six-year tail coverage period) shall not exceed more than 300% of the aggregate premium paid by the Company for the Current Policies for the current fiscal year; provided, further, that should the cost of such “tail” policies exceed the 300% cap, the Company shall instead purchase the best available coverage for 300% of the aggregate premium paid by the Company for the Current Policies for the current fiscal year.

(c) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9). Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

SECTION 5.10 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated; provided, however, that Parent and the Company shall share equally in the filing fee under the HSR Act.

SECTION 5.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

SECTION 5.12 Employee Matters.

(a) Parent shall, for a period of one (1) year following the Closing Date, cause the Surviving Corporation and its subsidiaries to provide employees of the Company and its Subsidiaries who remain employed during such period (the “Company Employees”) with (x) base salary that, on an individual-by-individual basis, is no less favorable to the base salaries in effect on the date hereof and (y) employee benefits (other than any equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided by the Company and its Subsidiaries to Company Employees on the date hereof.

(b) Notwithstanding any other provision of this Agreement to the contrary, Parent shall provide, or shall cause the Surviving Corporation to provide, Company Employees whose employment terminates during the one-year period following the Effective Time with severance pay (and other separation benefits) as set forth on Section 5.12 of the Company Disclosure Schedule, taking into account all such employee’s service with the Company and its Subsidiaries in determining the amount of severance benefits payable to such employee.

(c) Parent and its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its Affiliates in connection with any tax-qualified 401(k) savings plan and any severance, vacation and holiday policies maintained by Parent or one of its Affiliates which is made available to Company Employees following the Closing Date by Parent or one of its Affiliates for purposes of vesting, eligibility to participate and calculation of severance and vacation benefits, except to the extent such service credit would result in a duplication of benefits for the same period of service. Parent shall (i) waive, or use commercially reasonable efforts to cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any health benefit plan which is made available to Company Employees by Parent or one of its Affiliates in the plan year in which the Closing Date occurs to the extent such limitations or conditions are waived or satisfied under a comparable Company Plan as of the Closing Date, and (ii) in the plan year in which the Closing Date occurs, provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the health benefit plan of the Company and its Subsidiaries during the portion of the plan year including the Closing Date.

(d) The parties to this Agreement acknowledge that, (i) neither this Section 5.12 nor any other provision of this Agreement shall create any right in any Person (including any Company Employee) to employment or continued employment or any particular term or condition of employment with Parent, the Company, the Surviving Corporation or any of their respective Affiliates or preclude the ability of Parent, the Company, the Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee (including any Company Employee) at any time and for any or no reason, (ii) Parent, the Company, the Surviving Corporation and their respective Affiliates shall not be required to establish or continue any benefit or compensation plan, program, agreement, contract or arrangement and neither this Section 5.12 nor any other provision of this Agreement shall prevent the amendment, modification or termination thereof after the Closing, and (iii) any Company Employee or any Person other than the parties to this Agreement shall not have any rights or remedies (including any third-party beneficiary rights) under or by reason of this Section 5.12.

SECTION 5.13 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to enable the Surviving Corporation to de-list the Company’s securities from the Nasdaq Stock Market and de-register the Company’s securities under the Exchange Act as soon as practicable following the Effective Time.

SECTION 5.14 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement (including, without limitation, Section 5.1), the parties understand and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 5.15 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the other Transactions, including seeking to have any Order adversely affecting the ability of the parties to consummate the Transactions entered by any court or other Governmental Authority promptly vacated or reversed.

SECTION 5.16 Parent Vote. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

SECTION 5.17 Financing.

(a) Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount), or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in any such case of (i) or (ii) above, in a manner that would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (C) adversely impact the ability of Parent or Merger Sub or, with respect to the Equity Financing, the Company to enforce its rights against the other parties to the Financing Commitments or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions.

(b) Notwithstanding anything in Section 5.17(a) to the contrary, Parent and Merger Sub may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, or (ii) otherwise amend or replace the Debt Commitment Letter so long as: (x) such action would not reasonably be expected to delay or prevent the Closing, (y) the terms are not, taken as a whole, materially less beneficial to Parent or the Company than those in the Debt Commitment Letter as in effect on the date of this Agreement, and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing Commitment set forth below. Notwithstanding anything in Section 5.17(a) to the contrary, Parent may enter into discussions regarding, and may enter into arrangements and agreements relating to, the Equity Financing to add other equity providers, on the condition that such arrangements or agreements: (i) do not reduce the aggregate amount of the Equity Financing, (ii) do not impose terms or conditions that would reasonably be expected to delay or prevent the Closing, and (iii) with respect to any such equity provider, such equity provider enters into an Equity Commitment Letter on substantially the same terms and conditions as the Equity Commitment Letters then in effect.

(c) Parent shall use its reasonable best efforts to: (i) maintain in effect the Financing Commitments (including any definitive agreements entered into in connection with any such Financing Commitments), (ii) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained in the Debt Commitment Letter or consistent in all material respects with the Debt Commitment Letter (such definitive agreements, together with the Financing Commitments, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (iii) satisfy on a timely basis all conditions in the Financing Agreements applicable to Parent and Merger Sub to obtaining the Financing, (iv) consummate the Equity Financing and the Debt Financing substantially concurrently with the Closing, and (v) fully enforce the counterparties’ obligations and its rights under the Financing Agreements. Parent shall keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (i) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Financing and (ii) providing copies of then current drafts of all such definitive documentation.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the applicable Financing Agreements, (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing Commitments”) as promptly as practicable following the occurrence of such event. In such event, (i) the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing Commitments, (ii) the term “Financing” shall be deemed to include the Equity Financing and the Debt Financing as modified by clause (i) of this sentence, (ii) the term “Debt Commitment Letter” shall be deemed to include any commitment letters with respect to the Alternative Financing Commitments and any related fee letters, and (iv) the term “Financing Agreements” shall be deemed to include any definitive agreement with respect to the Alternative Financing Commitments.

(e) Notwithstanding anything contained in this Section 5.17 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to amend or waive any of the terms or conditions hereof or of the Financing Agreements.

(f) Parent acknowledges and agrees that obtaining the Financing (including any Alternative Financing Commitments) is not a condition to the Closing, and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing, subject to the satisfaction of the applicable conditions set forth in Section 6.1 and Section 6.2.

SECTION 5.18 Financing Cooperation.

(a) The Company shall, and shall (x) cause each of its Subsidiaries to, and (y) use its reasonable best efforts to cause its Representatives to, use its and their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including: (i) participation in a reasonable number of meetings, due diligence sessions, lender presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, private placement memoranda, bank information memoranda and similar documents required in connection with the Debt Financing, (iii) furnishing Parent and its Debt Financing sources with such pertinent and customary information regarding the Company and its Subsidiaries, including information required under “know your customer” and anti-money laundering rules and regulations, all financial statements and projections and other pertinent information required by the Debt Financing Commitment, pro forma financial information, financial data, audit reports and other information required in connection with the Debt Financing (all such information in this clause (iii), the “Required Information”), (iv) obtaining legal opinions, surveys and title insurance as reasonably requested in writing by Parent, (v) obtaining such consents, approvals and authorizations which shall be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements in connection therewith, (vi) executing and delivering any customary pledge and security documents, other definitive financing documents or other requested certificates or documents, including, including, a customary solvency certificate by the Chief Financial Officer of the Company (provided, that (A) none of the letters, agreements, documents and certificates shall be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) none of the Company or any of its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or incur any liability in connection with the Debt Financing prior to the Effective Time and (D) such documents or certificates shall not impose any personal liability on the officers, directors, employees or agents involved), and (vii) obtaining any assignments of Intellectual Property set forth in Section 5.18(a)(vii) of the Company Disclosure Schedule, and making all necessary filings with governmental registration agencies to update ownership title in the Company Intellectual Property in the Company or one of its Subsidiaries and to record the release of any security interests granted by the Company or any of its Subsidiaries in the Company Intellectual Property that have been released.

(b) Parent shall promptly, upon written request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred and documented by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.18 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

SECTION 5.19 FIRPTA. The Company shall use commercially reasonable efforts to deliver to Parent at or prior to the closing an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and reasonably acceptable to Parent.

SECTION 5.20 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

SECTION 5.21 Internet Domain Name Registrations. Prior to the Closing, the Company shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts to update the registration information for the Internet domain name registrations required to be set forth in Section 3.14(a) of the Company Disclosure Schedule that are material to the operation of the Company’s business to reflect the Company or one of its Subsidiaries as the registrant of such Internet domain names (to the extent the Company or one of its Subsidiaries is not the registrant of such Internet domain names as of the date hereof).

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties set forth in Sections 3.1(a) and 3.1(b) (Organization, Standing and Corporate Power), 3.2(a), 3.2(b) and 3.2(c) (Capitalization), 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(d) (Authority; Noncontravention; Voting Requirements), 3.6(b) (Absence of Certain Changes) and 3.19 (Anti-Takeover Provisions), the representations and warranties of the Company set forth in this Agreement shall be true and correct (except in the case of Section 3.5(b), without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.1(a) and 3.1(b) (Organization, Standing and Corporate Power), 3.2(a) and 3.2(b) (Capitalization), 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(d) (Authority; Noncontravention; Voting Requirements), 3.6(b) (Absence of Certain Changes) and 3.19 (Anti-Takeover Provisions) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date, and except for any de minimis failures to be true and correct that do not adversely impact the ability of the parties to consummate the Transactions), and (iii) the representations and warranties set forth in Section 3.2(c) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except for such failure to be true and correct as would not result in an increase in the Aggregate Consideration (after giving effect to any reduction thereto resulting from any voluntary payment of such Aggregate Consideration (or portion thereof) on behalf of Parent by a stockholder of the Company (or its Affiliates)) of more than $500,000. Parent shall have received a certificate of an executive officer of the Company on its behalf to the foregoing effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Company Reports. The Company shall have filed its Annual Report on Form 10-K and Quarterly Report on Form 10-Q, if required, with the SEC prior to the Effective Time.

(d) Payoff Letters. The Company shall have delivered to Parent payoff letters with respect to Indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the Credit Agreement and releases of all Liens securing such Indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

(e) Related Party Transactions. The Company shall have terminated each of the Contracts or transactions set forth on Section 6.2(e) of the Company Disclosure Schedule.

SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions on a timely basis. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to such effect; and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all of the obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent and Merger Sub to such effect.

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after (other than with respect to Section 7.1(d)(ii)) receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before one hundred and twenty (120) days from the date hereof (the “Expiration Date”); provided, however, that in the event the date that is thirty-five (35) calendar days plus two (2) Business Days following the SEC Clearance Date (the “Earliest Closing Date”) would occur after the Expiration Date, the Expiration Date shall be extended to the earlier of the next calendar day following the Earliest Closing Date and the date that is one hundred and fifty (150) days from the date hereof; and, provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Expiration Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure of the Company Stockholder Approval to be obtained was primarily due to a material breach of any of the Company’s obligations under Section 5.2, Section 5.3 or Section 5.4.

(c) by Parent,

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (y) has not been waived by Parent or cured by the Company within ten (10) days after the Company’s receipt of written notice thereof from Parent or is incapable of being cured by the Company by the Expiration Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if (A) there shall have been a Company Adverse Recommendation Change, provided, that any termination pursuant to this Clause (A) must be made within five (5) Business Days of any such Company Adverse Recommendation Change, (B) the Company shall have committed a Willful Breach of any of its obligations under Section 5.2, Section 5.3 or Section 5.4, or (C) the Company Board shall have refused to affirm publicly is recommendation of this Agreement within three (3) Business Days after any written request therefore by Parent; or

(d) by the Company:

(i) if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (ii) has not been waived by the Company or cured by Parent within ten (10) days after Parent’s receipt of written notice thereof from the Company or is incapable of being cured by Parent by the Expiration Date, it being acknowledged and agreed that any termination by the Company pursuant to this Section 7.1(d)(i) shall not constitute a Company Adverse Recommendation Change; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) at any time prior to receipt of the Company Stockholder Approval, in order to enter into a transaction that is a Superior Proposal (so long as such Superior Proposal did not result, directly or indirectly, from a breach of Section 5.4); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 7.2(d)(ii) unless (A) the Company Board shall have complied with the procedures set forth in Section 5.4(e), (B) the Company enters into a definitive Company Acquisition Agreement with respect to such Superior Proposal concurrently with such termination, and (C) and the Company pays Parent the Company Termination Fee concurrently with such termination; or

(iii) if: (A) the conditions to Closing set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that (x) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing, or (y) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement), and (B) Parent fails to close the Transactions contemplated herein, including the Merger, within two (2) Business Days thereof.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.9, 5.10, 5.18(b), 7.2, 7.3, 7.4, 7.5, Article VIII and the second to last sentence of Section 5.7, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that:

(a) the Company may have liability as provided in Section 7.3;

(b) Parent may have liability as provided in Section 7.4; and

(c) nothing in this Section 7.2 shall relieve any party hereto from any liability for Fraud.

SECTION 7.3 Termination Fees; Expense Reimbursement.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii), Section 7.1(c)(i), Section 7.1(c)(ii) or Section 7.1(d)(ii), then the Company shall promptly, and in any event within two (2) Business Days (in the case of a termination by Parent) or immediately upon such termination of this Agreement (in the case of a termination by the Company), pay or cause to be paid to Parent (or, at Sponsor’s election, Sponsor), by wire transfer of immediately available funds, the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 7.3(b), if any); provided, however, that in the case of a termination solely pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i): (A) such payment shall be made only if the Company enters into a Company Acquisition Agreement with a Third Party within twelve (12) months following such termination, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the entering into of such Company Acquisition Agreement. Parent’s acceptance of the Company Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated.

(b) In the event this Agreement is terminated pursuant to Section 7.1(c)(i) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 7.3(a), then the Company shall, following receipt of an invoice therefor, promptly (but in any event within two (2) Business Days) pay up to $2,000,000 of reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the Transactions (including the Financing) (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 7.3(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 7.3(b). For the avoidance of doubt, the payment by the Company of Parent Expenses pursuant to this Section 7.2(b) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.3(a) except to the extent indicated in Section 7.3(a).

SECTION 7.4 Parent Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), Parent shall pay or cause to be paid the Parent Termination Fee to the Company promptly, and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company.

SECTION 7.5 Single Payment Only; Liquidated Damages.

(a) Subject to Section 7.2(c) and Parent’s right to specific performance set forth in Section 8.8(a)(i), (i) Parent’s right to receive the Company Termination Fee pursuant to Section 7.3(a) shall constitute the exclusive remedy of Parent, Merger Sub and Guarantor against the Company and its Subsidiaries and their respective stockholders, directors, officers, employees, agents, Affiliates and assignees (the Company, its Subsidiaries and such other Persons being referred to collectively in this Agreement as the “Company Related Parties”) for any damages suffered as a result of the failure of the Transactions to be consummated, and (ii) upon payment of such amount, none of the Company Related Parties shall have any further liability arising out of this Agreement or the Transactions. Parent and Merger Sub acknowledge and agree that the maximum liability of the Company and the Company Related Parties under this Agreement shall be limited to the amount of the Company Termination Fee. For the avoidance of doubt, nothing in this Section 7.5(a) shall limit in anyway the parties’ agreements in Section 8.12.

(b) For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee on more than one occasion. For the avoidance of doubt, in no event shall Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion.

(c) Subject to the Company’s right to specific performance set forth in Section 8.8(b) and the Company’s rights under the Limited Guaranty, the Confidentiality Agreement and Sections 5.18(b) and 7.2(c), the Company’s right to receive the Parent Termination Fee from Parent or from the Guarantor pursuant to the Limited Guarantee pursuant to Section 7.4 shall constitute the exclusive remedy of the Company against Parent and the Parent Group for any damages suffered as a result of the failure of the Transactions to be consummated, and, upon payment of such amount, none of Parent or any member of the Parent Group shall have any further liability to the Company arising out of this Agreement or the Transactions. In the event the Company has received all amounts to which it is entitled pursuant to this Section 7.5(c), none of Parent, Parent Group or the Lender Parties shall have any further liability under this Agreement or the other Transactions. For the avoidance of doubt, nothing in this Section 7.5(c) shall limit in anyway the parties’ agreements in Section 8.12.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.9, 5.10, 5.12, 5.13 and 5.18(b) and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms, or, if earlier, (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto authorized by action taken by their respective boards of directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties hereto; provided, however, that prior to the Closing, Parent and Merger Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Financing). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void. No assignment by any party hereto shall relieve such party of any of its obligations hereunder.

SECTION 8.5 Counterparts; Scanned Signatures. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax, Portable Document Format (PDF) or other means of electronic transmission) to the other parties. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals for all purposes of this Agreement.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, the Support Agreements, the Confidentiality Agreement and the Limited Guaranty constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and conditions of this Agreement, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except for (i) from and after the Effective Time, the rights of the holders of Company Common Stock, Options, Company Restricted Stock, Company RSUs, Dividend Equivalents, Shadow Options or interests in the ESPP to receive the Merger Consideration, Option Consideration, Dividend Consideration or Shadow Option Consideration, as applicable, pursuant to the provisions of Article II, (ii) the Indemnitees and the Non-Party Affiliates, which shall be intended third-party beneficiaries as specifically provided in Sections 5.9, and 8.12, and (iii) the Lender Parties (including any source of an Alternative Financing Commitment that has been obtained in accordance with Section 5.17), which shall be intended third parties beneficiaries of Section 7.5(c), Section 8.6, Section 8.7(b) and Section 8.7(c) and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions or to Section 8.12 in respect of the Lender Parties (including any source of an Alternative Financing Commitment that has been obtained in accordance with, and satisfies the conditions of, Section 5.17) may be made without the prior consent of the Lender Parties (including any source of an Alternative Financing Commitment that has been obtained in accordance with, and satisfies the conditions of, Section 5.17).

SECTION 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, together with the Support Agreements, the Limited Guaranty, the Company Disclosure Schedule, the Confidentiality Agreement and any other document, certificate or instrument delivered pursuant hereto (together, the “Related Documents”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, the Related Documents or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the relationship between the parties (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the Related Documents or as an inducement to enter into this Agreement or the Related Documents) (all such claims or causes of action, a “Cause of Action”) shall be governed by the internal laws of the State of Delaware (including its laws regarding statutes of limitations), without giving effect to any choice or conflict of Law provision or rules (whether of the State of Delaware or otherwise) that would cause the application of Laws of any other jurisdiction.

(b) All actions and proceedings that may be based upon, arise out of or relate to a Cause of Action shall be exclusively heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Cause of Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any claim, action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Lender Parties in any way relating to this Agreement or the Transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 8.7(c) relating to the waiver of jury trial shall apply to any such action; provided, however, that the foregoing shall not limit in any way the parties’ agreements in Section 8.12.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to a Cause of Action.

SECTION 8.8 Remedies.

(a) Remedies of Parent and Merger Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Article VII, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Company Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable under Section 7.3(a) hereof.

(iii) Parent Expenses. Parent shall be entitled to reimbursement of Parent Expenses if and when payable under Section 7.3(b) hereof.

(iv) Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Article VII hereof.

(v) Damages; Expenses. Except as set forth in Section 7.5(a), in no event shall Parent, Merger Sub or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from the Company under this Agreement other than the right of Parent and Merger Sub to payment of the Company Termination Fee or Parent Expenses as set forth in Sections 8.8(a)(ii) and (a)(iii) above. For the avoidance of doubt, so long as this Agreement remains in effect, Parent and Merger Sub shall be entitled to settle such claims, at Parent and Merger Sub’s election, by agreeing to consummate and actually consummating the Merger in accordance with the terms of this Agreement.

(b) Remedies of the Company.

(i) Specific Performance – Closing. Prior to a valid termination of this Agreement pursuant to Article VII hereof, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to cause, or to require Parent to cause, the Equity Commitment Letter to be funded and to consummate the Merger, only in the event that each of the following conditions has been satisfied: (A) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that (x) by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing, or (y) have not been satisfied as a result of Parent or Merger Sub’s breach or failure to perform any of their respective covenants in this Agreement) and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (B) the Debt Financing (or, if an Alternative Financing Commitment is being used in accordance with this Agreement, such alternative financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (C) the Company has irrevocably confirmed in a written notice delivered to Parent and the Lenders that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 8.8(b). For the avoidance of doubt, while the

Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both a grant of specific performance and payment of the Parent Termination Fee.

(ii) Specific Performance – Other Covenants. Prior to the valid termination of this Agreement pursuant to Article VII and other than as it relates to the right to cause Parent to cause the Equity Commitment Letter to be funded and to consummate the Merger (which are governed by the provisions of Section 8.8(b)(i)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub and to enforce specifically the terms and provisions hereof (including to cause Parent to seek enforcement of the Financing Agreements pursuant to Section 5.17(c).

(iii) Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable under Section 7.4 hereof.

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Article VII hereof.

(v) Damages; Expenses. Except as set forth in Section 7.5(c), in no event shall the Company or any of its Subsidiaries or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent or Merger Sub under this Agreement other than as set forth in Section 5.18(b) and other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 8.8(b)(iii) above.

(c) Money Damages Not Adequate. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Solely to the extent specific performance is available to it under this Section 8.8, it is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII, in the event of any breach or threatened breach by the Company, Parent or Merger Sub of any of their respective covenants or obligations set forth in this Agreement, each party shall not raise any objections to the equitable remedies provided by this Section 8.8. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction sought in accordance with the terms of this Section 8.8.

(d) Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 8.8 shall be the parties’ sole and exclusive remedies for any breaches this Agreement or any claims relating to the Transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its Representatives arising under or based upon any federal, state or local Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

SECTION 8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express) for next day delivery, then such communication shall be deemed duly given and made the next Business Day after being sent (or if sent by two day delivery, two Business Days after being sent); (c) if sent by facsimile transmission before 5:00 p.m. (Central Standard Time) on any Business Day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (Central Standard Time) on any Business Day and receipt is confirmed, then such communication shall be deemed duly given and made on the Business Day following the date on which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to Parent or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attention:	Holden Spaht

A. J. Rohde

Facsimile:	(415) 392-6480

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention:	Gerald T. Nowak, P. C.

Theodore A. Peto

Facsimile:	(312) 862-2200

If to the Company, to:

Archipelago Learning, Inc.

3232 McKinney Avenue, Suite 400

Dallas, TX 75204

Attention:	Mark Dubrow
Facsimile:	(877) 519-9482

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention:	R. Jay Tabor
Facsimile:	(214) 746-7777

Rejection of, other refusal to accept or the inability to deliver (because of changed address or facsimile of which no notice was given) any notice or other communication delivered pursuant to this Section 8.9 shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11 Obligation of Parent. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

SECTION 8.12 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Related Documents or the negotiation, execution, performance or non-performance of this Agreement or the Related Documents (including any representation or warranty made in or in connection with this Agreement, the Related Documents or as an inducement to enter into this Agreement or the Related Documents) may be made by any party hereto only against the Persons that are expressly identified as parties hereto or thereto. In no event shall any named party to this Agreement or the Related Documents have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a named party to this Agreement or the Related Documents, including without limitation the Lender Parties and any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (together, the “Non-Party Affiliates”) shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any party to this Agreement for any obligations or liabilities arising under, in connection with or related to this Agreement, the Related Documents or for any claim based on, in respect of, or by reason of this Agreement, the Related Documents or their negotiation or execution; and each party hereto or thereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates; provided, however, that notwithstanding the foregoing, nothing in this Section 8.12 shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Lender Parties under the Debt Financing Commitment (or the Financing Agreements, when executed) or Parent’s or Merger Sub’s obligations under this Agreement. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 8.12.

SECTION 8.13 Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” shall have the meaning provided in Section 5.4(b).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Consideration” shall have the meaning provided in Section 3.2(c).

“Agreement” shall have the meaning provided in the Preamble.

“Alternative Financing Commitments” shall have the meaning provided in Section 5.17(d).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” shall have the meaning provided in Section 3.5(i).

“Bankruptcy and Equity Exception” shall have the meaning provided in Section 3.3(a).

“Book Entry Share” shall have the meaning provided in Section 2.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Business Information” shall have the meaning provided in Section 5.7.

“Cause of Action” shall have the meaning provided in Section 8.7(a).

“Certificate” shall have the meaning provided in Section 2.1(c).

“Certificate of Merger” shall have the meaning provided in Section 1.3.

“Closing” shall have the meaning provided in Section 1.2.

“Closing Date” shall have the meaning provided in Section 1.2.

“Code” shall have the meaning provided in Section 2.2(g).

“Company” shall have the meaning provided in the Preamble.

“Company Acquisition Agreement” shall have the meaning provided in Section 5.4(c).

“Company Adverse Recommendation Change” shall have the meaning provided in Section 5.4(c).

“Company Board” shall have the meaning provided in Section 2.7.

“Company Board Recommendation” shall have the meaning provided in Section 5.4(c).

“Company Charter Documents” shall have the meaning provided in Section 3.1(c).

“Company Common Stock” shall have the meaning provided in Section 2.1.

“Company Disclosure Schedule” shall have the meaning provided in Article III.

“Company Employees” shall have the meaning provided in Section 5.12(a).

“Company Intellectual Property” means any and all Intellectual Property that is owned, or purported to be owned, by the Company or any of its Subsidiaries, including all Intellectual Property listed in Section 3.14(a) of the Company Disclosure Schedule.

“Company Material Contracts” shall have the meaning provided in Section 3.13(a)(xxvi).

“Company Plans” shall have the meaning provided in Section 3.11(a).

“Company Preferred Stock” shall have the meaning provided in Section 3.2(a).

“Company Products” means all products and services (including any of the foregoing currently in development and Software offered as a service) from which the Company or any of its Subsidiaries has within the past three (3) years derived revenue, or is currently deriving revenue, or is scheduled to derive, from the license, maintenance or provision thereof.

“Company Related Parties” shall have the meaning provided in Section 7.5(a).

“Company Restricted Stock” shall have the meaning provided in Section 2.5.

“Company RSU” shall have the meaning provided in Section 2.6.

“Company SEC Documents” shall have the meaning provided in Section 3.5(a).

“Company Stock Plans” shall mean the Company’s 2009 Omnibus Incentive Plan and Employee Stock Purchase Plan.

“Company Stockholder Approval” shall have the meaning provided in Section 3.3(d).

“Company Stockholders Meeting” shall have the meaning provided in Section 5.3.

“Company Systems” shall mean all computer hardware, networks and computer systems, including any outsourced systems and processes, that are owned or used by the Company and its Subsidiaries in the operation of their respective businesses.

“Company Termination Fee” shall mean an amount equal to $10,184,134.

“Confidentiality Agreement” shall have the meaning provided in Section 5.7.

“Contract” shall mean any written or oral loan or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, option, deed of trust, lease, license, sales or purchase order, warranty, commitment, contract or other instrument, obligation, arrangement or agreement.

“Copyrights” shall have the meaning provided in the definition of Intellectual Property.

“Credit Agreement” shall mean Credit Agreement, dated as of November 16, 2007, by and among Archipelago Learning, LLC, as the borrower, the other persons party thereto designated as Credit Parties, General Electric Capital Corporation, as a Lender and as the Agent for all Lenders, Newstar Financial, Inc., as Syndication Agent, the other financial institutions party thereto as Lenders, and GE Capital Markets, Inc. and Newstar Financial, Inc. as Joint Lead Arrangers and Joint Lead Bookrunners, as amended.

“Current Policies” shall have the meaning provided in Section 5.9(d).

“Customs & International Trade Laws” shall mean any applicable Law concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, but not limited to, the Tariff Act of 1930; the Export Administration Regulations; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading with the Enemy Act; and the U.S. antiboycott laws and regulations administered by the U.S. Department of Commerce and Treasury, and similar laws of any applicable jurisdiction.

“Debt Financing” shall have the meaning provided in Section 4.6.

“Debt Financing Commitment” shall have the meaning provided in Section 4.6.

“Delay” shall have the meaning provided in Section 5.1(c).

“DGCL” shall have the meaning provided in Section 1.1.

“Dissenting Shares” shall have the meaning provided in Section 2.3.

“Dissenting Stockholders” shall have the meaning provided in Section 2.3.

“Dividend Consideration” shall have the meaning provided in Section 2.6.

“Dividend Equivalent” shall have the meaning provided in Section 2.6.

“Earliest Closing Date” shall have the meaning provided in Section 7.1(b)(i).

“Effective Time” shall have the meaning provided in Section 1.3.

“Environmental Laws” shall have the meaning provided in Section 3.12.

“Equity Financing” shall have the meaning provided in Section 4.6.

“Equity Financing Commitment” shall have the meaning provided in Section 4.6.

“ERISA” shall have the meaning provided in Section 3.11(a).

“ESPP” shall have the meaning provided in Section 2.7.

“Exchange Act” shall have the meaning provided in Section 3.4.

“Expiration Date” shall have the meaning provided in Section 7.1(b)(i).

“Final Date” shall have the meaning provided in Section 2.7.

“Financing” shall have the meaning provided in Section 4.6.

“Financing Agreements” shall have the meaning provided in Section 5.16(c).

“Financing Commitments” shall have the meaning provided in Section 4.6.

“Foreign Antitrust Laws” shall have the meaning provided in Section 3.4.

“Fraud” shall mean the failure of any representation or warranty in Article III or Article IV hereof to be true when made, which such failure to be true is the result of intentional and knowing fraud by the party hereto making such representation or warranty.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local, municipal, provincial, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority, department, tribunal, judicial body, public international organization, or other governmental instrumentality.

“Guarantor” shall have the meaning provided in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable and other accrued current liabilities arising in the ordinary course of business, (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, (v) arising from cash/book overdrafts; (vi) under conditional sale or other title retention agreements, (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by such Person of any Indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

“Indemnitee; Indemnitees” shall have the meaning provided in Section 5.9(a).

“Intellectual Property” shall mean all intellectual property rights and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all intellectual property rights and related priority rights in all (a) inventions (whether or not patentable), invention disclosures, patents and applications therefor, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (c) Web addresses, websites and the content thereof, and Internet domain names, and all registrations, renewals and extensions thereof, (d) all works of authorship, copyrights and mask works, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), (e) trade secrets and confidential, technical and business information and know-how (collectively, “Trade Secrets”), and (f) software, computer programs, operating systems, interfaces, platforms and firmware (in both source code and object code form) (“Software”), and all data and databases, and all documentation relating to any of the foregoing.

“Internal Controls” shall have the meaning provided in Section 3.5(f).

“Intervening Event” shall have the meaning provided in Section 5.4(d).

“Knowledge” shall mean, (i) when used with respect to the Company, the actual knowledge after due inquiry of the individuals listed on Section 8.13(a) of the Company Disclosure Schedule; and (ii) when used with respect to Parent or Merger Sub, means the actual knowledge after due inquiry of the individuals listed on Section 8.13(a) of the Parent Disclosure Schedule.

“Law” shall mean any applicable foreign, federal, state, local or municipal law (statutory, common or otherwise), statute, ordinance, constitution, treaty, convention, code, rule, regulation, Order or other similar requirement enacted, adopted promulgated or applied by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Lender Parties” shall have the meaning provided in Section 4.6.

“Lenders” shall mean Credit Suisse Securities (USA) LLC, Credit Suisse AG and Jefferies Finance LLC.

“Lien” shall mean any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.

“Limited Guaranty” shall have the meaning provided in the Recitals.

“Major Supplier” shall have the meaning provided in Section 3.17.

“Marks” shall have the meaning provided in the definition of Intellectual Property.

“Material Adverse Effect” shall have the meaning provided in Section 3.1(a).

“Merger” shall have the meaning provided in the Recitals.

“Merger Consideration” shall have the meaning provided in Section 2.1(c).

“Merger Sub” shall have the meaning provided in the Preamble.

“Non-Party Affiliates” shall have the meaning provided in Section 8.12.

“Notice Period” shall have the meaning provided in Section 5.4(e)(ii).

“OFAC” shall have the meaning provided in Section 3.20(b).

“Open Source Software” means (a) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software (i) be disclosed, licensed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, and/or (iii) be redistributable at no charge, and (b) without limiting the foregoing, Software licensed or distributed under any of the following licenses or distribution models, or licenses or distributions models similar to any of the following: GNU General Public License (GPL), GNU Affero General Public License (AGPL), Lesser/Library General Public License (LGPL), Eclipse Public License, Common Public License (CPL), Mozilla Public License, Apache Software License, and BSD License.

“Option” and “Options” shall have the meaning provided in Section 2.4.

“Option Consideration” shall have the meaning provided in Section 2.4.

“Order” shall mean any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parent” shall have the meaning provided in the Preamble.

“Parent Expenses” shall have the meaning provided in Section 7.3(b).

“Parent Group” shall mean, collectively, Parent, the Sponsor, Thoma Bravo Fund IX, L.P., a Delaware limited partnership, or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, Shareholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, Shareholder, Affiliate or assignee of any of the foregoing.

“Parent Termination Fee” shall mean an amount equal to $20,368,269.

“Patents” shall have the meaning provided in the definition of Intellectual Property.

“Paying Agent” shall have the meaning provided in Section 2.2(a).

“Permits” shall have the meaning provided in Section 3.8.

“Permitted Lien” shall mean (i) liens for Taxes not yet due and payable or which are being contested by appropriate proceedings, (ii) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business and which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection, (iii) liens, encumbrances or imperfections of title resulting from or otherwise relating to any of the Contracts referred to in the Company Disclosure Schedule and which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection, (iv) liens relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents, (v) liens arising from or otherwise relating to transfer restrictions under securities laws or related Laws of any jurisdiction, (vi) nonexclusive licenses of Intellectual Property, (vii) carriers’, warehousemen’s, mechanics’, materialmen’s, servicemen’s, repairmen’s and other like Liens imposed by any Law arising in the ordinary course of business and securing obligations that are not yet due and payable or that are being contested by appropriate proceedings, (viii) other liens, encumbrances or imperfections of title which are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection, and (ix) liens set forth in Section 8.13(b) of the Company Disclosure Schedule.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proxy Statement” shall have the meaning provided in Section 3.4.

“Record Date” shall have the meaning provided in Section 5.3.

“Related Documents” shall have the meaning provided in Section 8.7(a).

“Representatives” of a Person shall mean such Person’s officers, directors, employees, consultants, advisors, Affiliates and other representatives.

“Required Information” shall have the meaning provided in Section 5.17(a).

“Restraints” shall have the meaning provided in Section 6.1(c).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SDN List” shall have the meaning provided in Section 3.20(b).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Clearance Date” shall have the meaning provided in Section 5.2(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shadow Option” and “Shadow Options” shall have the meaning provided in Section 2.8.

“Shadow Option Consideration” shall have the meaning provided in Section 2.8.

“Software” shall have the meaning provided in the definition of Intellectual Property.

“Solvent” shall have the meaning provided in Section 4.8.

“Sponsor” means Thoma Bravo Fund X, L.P., a Delaware limited partnership.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall have the meaning provided in Section 5.4(f).

“Support Agreements” shall have the meaning provided in the Recitals.

“Supporting Stockholders” shall have the meaning provided in the Recitals.

“Surviving Corporation” shall have the meaning provided in Section 1.1.

“Takeover Proposal” shall have the meaning provided in Section 5.4(f).

“Takeover Statute” shall mean the provisions of Section 203 of the DGCL, a rights agreement or “poison pill” arrangement and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law.

“Tax Returns” shall have the meaning provided in Section 3.10(b).

“Taxes” shall have the meaning provided in Section 3.10(b).

“Third Party” shall have the meaning provided in Section 5.4(f).

“Trade Secrets” shall have the meaning provided in the definition of Intellectual Property.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“User Content” means any content that any end-users of any Company Products post, upload, provide or make available on or through any websites owned or operated by the Company or any of its Subsidiaries, where neither the Company nor any of its Subsidiaries has any ownership right in such content or generally distributes such content to its customers.

“Willful Breach” shall mean with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement; provided, however, that any breach or failure to perform any of the covenants or other agreements contained in this Agreement by the Company’s Representatives shall not constitute a Willful Breach unless the action or omission of such Representative giving rise to such breach or failure was taken at the direction, or with the Knowledge, of the Company or its Subsidiaries and would (absent this proviso) constitute a Willful Breach.

SECTION 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PLATO LEARNING, INC.

By:	/s/ P. Holden Spaht
Name:	Holden Spaht
Title:	Vice President and Assistant Secretary

PROJECT CAYMAN MERGER CORP.

By:	/s/ P. Holden Spaht
Name:	Holden Spaht
Title:	President and Secretary

ARCHIPELAGO LEARNING, INC.

By:	/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER